EXHIBIT 35.1

SERVICER’S CERTIFICATE OF COMPLIANCE

Re: Assessment of compliance for services provided pursuant to the Master Sale and Servicing Agreement, dated February 27, 2007, the Series Supplement, dated September 29, 2016, the US$ Note Trust Deed, dated September 29, 2016, and other transaction documents relating to SMART ABS Series 2016-2US Trust (collectively, the “Agreements”).

The undersigned hereby certifies that:

1.	I, Daniel McGrath, am Division Director of Macquarie Leasing Pty Limited (the “Servicer”).

2.

A review of the Servicer’s activities during the period from April 1, 2019 through March 31, 2020 (the “Reporting Period”), and of its performance under each of the Agreements has been made under my supervision.

3.	To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under each of the Agreements in all material respects throughout the Reporting Period.

Date: June 25, 2020

/s/ Daniel McGrath
Daniel McGrath Division Director

Macquarie Leasing Pty Limited